Exhibit 99.1

Contact:

Segmentz, Inc.

Jeff Curry

269-695-4955

JeffC@express-1.com

Segmentz, Inc. Announces Second-Quarter 2005 Financial Results

Company Nears Completion of Restructuring With Sale of Bullet Business Unit

TAMPA, Fla. – August 15, 2005 – Segmentz, Inc. (AMEX: SZI) announced today financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, revenues increased by 36 percent to approximately $10.3 million from approximately $7.6 million for the second quarter of 2004. The increase in revenue primarily relates to the Company’s acquisition of Express-1 in September 2004. Net loss for the second quarter of 2005 was approximately $1.2 million, or $0.05 per share. This figure includes $375,000 in restructuring charges and compares with a net loss of approximately $394,000, or $0.02 per share, for the same quarter last year. The Company’s EBITDA for the second quarter of 2005 was a negative $370,000. This compares with EBITDA of a negative $308,000 for the year-ago quarter. Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to EBITDA.

“During the second quarter, we focused the Company on its core growth driver: expedited transportation services,” said Michael Welch, Segmentz, Inc.’s newly appointed Chief Executive Officer. “Express-1, our expedited transportation services operation, continued its impressive track record of growth and generated approximately $7.2 million of our total second-quarter revenue. At the same time, management moved aggressively to complete what has been a lengthy period of restructuring at Segmentz. During the quarter, we completed the sale of our Temple Trucking business unit and today announced the sale of Bullet. These divestitures, coupled with our other recent restructuring actions, will help us significantly improve our quarterly financial performance.”

Additional Second-Quarter Financial Details

•	Operating expenses, which consist primarily of payment for trucking services, fuel, insurance, cross dock facilities, equipment costs and payroll expenses, were approximately $8.1 million for the second quarter of 2005. While these expenses were up approximately 30 percent from the second quarter of last year due to the addition of Express-1, operating expenses were down four percent sequentially from the first quarter of 2005.

•	Gross profit for the second quarter of 2005 was approximately $2.2 million, or 21.7 percent of sales. This is a significant improvement from gross profit of approximately $1.3 million, or 17.8 percent of sales, for the year-ago quarter and $2.0 million, or 19.0 percent of sales, for the first quarter of 2005.

•	General and administrative expenses were approximately $3.3 million for the second quarter of 2005. This figure includes the aforementioned $375,000 in restructuring charges. General and administrative expenses were $1.9 million in the year-ago second quarter and $6.6 million in the first quarter of 2005. G&A expenses in the first quarter of 2005 included restructuring, exit and consolidation costs of approximately $3.6 million.

Subsequent Events

On August 12, Fifth Third entered into an extension of Segmentz, Inc.’s $3.5 million line of credit. This extension will assure that the line of credit is in place through the end of 2005. The pricing of the revolving line of credit will be 30 day LIBOR + 400 basis points.

Segmentz, Inc. also announced today that it has completed the sale of assets from its Bullet business unit to Bullet Freight Systems & Logistics, Inc. and Pedro Betancourt and Maggie Betancourt. Bullet will purchase certain assets with a $33,000, 60-month promissory note with interest at the rate of 6% per annum. The Betancourts will deliver to Segmentz, Inc. 160,000 shares of the Company’s common stock. Bullet will receive a two-year, $200,000 line of credit. Any outstanding balances at the two-year maturity date shall be payable over 60 months at a rate of 6% per annum. All common stock purchase options issued by the seller to the Betancourts shall be vested. Furthermore, the Betancourts released Segmentz from any and all future earn-out obligations under an asset purchase agreement between Segmentz and the Betancourts, dated September 30, 2003. Also, the Betancourt’s will be paid a $20,000 consulting fee to provide the seller assistance with the collection of the divison’s accounts receivable that remain with seller post closing, and other transitional issues.

“With the sale of Bullet, our divesting activities have ended and our restructuring is essentially complete,” Welch said. “We have streamlined our operations, lowered our cost structure and focused the Company on what it does best – providing the industry’s finest expedited transportation services. In addition, we have secured an extension on our line of credit, providing us with additional financial flexibility.”

“Our core market is in excess of $3 billion and is expanding rapidly,” continued Welch, “and through the first six months of the year, Express-1 has been capturing additional market share. We have expanded our customer count to more than 925, an increase of nearly 40 percent year on year. This provides us with a larger, more stable and diverse revenue base than ever before.”

“We also have added substantially to our recruitment staff, and this has enabled us to continue growing our fleet of owner operators,” Welch continued. “In addition, we have been forging closer relationships with third-party carriers to supplement our internal transportation capabilities. As a result of this concerted effort, Express-1 has posted double-digit, profitable growth. Given that our entire company is now focused on expedited transportation service and is employing this same strategy, I believe our prospects are bright for the quarters ahead.”

Financial Guidance

Based on the Company’s financial results to date, current business conditions and the expectations of the Company’s new management, Segmentz, Inc. is updating its guidance for the full year 2005. The Company expects to report revenues in the range of $38.5 million and $40 million for the year ended December 31, 2005 and EBITDA, excluding restructuring costs, is expected to be approximately breakeven. This compares with the Company’s previous guidance for revenues in the range of $40 million and $45 million, and EBITDA of between $600,000 and $1.3 million.

Conference Call/Webcast Information:

Management will conduct a conference call to discuss the Company’s second-quarter financial results. The conference call will take place at 11 a.m. ET, on Monday, August 15, 2005. Those interested in accessing a live or archived webcast of the call should visit the Company’s website at http://www.express-1.com. The conference call also can be accessed by dialing 877-407-9210 or 201-689-8049. A teleconference playback will be available until midnight on August 21, 2005. To listen to the playback, please call 877-660-6853 or 201-612-7415. Use Account #286 and Conference ID #163151.

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. All Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The Company is committed to a strategy of continued growth through a non-asset based model. The Company has a state of art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1, the Company’s primary operating unit, visit http://www.express-1.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those related to the Company’s financial guidance for full-year 2005, and the Company’s ability to post profits and grow organically. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include the possibility that: it will be unable to continue to lower costs; the development and customers’ acceptance of its transportation products, including acceptance by key customers, will not be up to Company standards; it will experience pricing pressures; technology changes rapidly in the industry; growth of the transportation and third-party logistics market, increased competition; it will be unable to attract and retain qualified personnel; it will be unable to identify and successfully consummate future acquisitions; adverse changes in customer order patterns take place; and that adverse changes take place in general economic conditions in the U.S. and internationally. These and other risks are detailed from time to time in Segmentz Inc.’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004. This filing can be accessed at a website maintained by the SEC at www.sec.gov.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. The Company also included some selected financial data related to the various acquisitions. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is useful measures of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its ongoing business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

Table 1

	3 months ended 06/30/05	3 months ended 06/30/04
Net loss as reported	$(1,211,000)	$(394,000)
Income tax (benefit) provision	—	(215,000)
Interest expense	52,000	11,000
Restructuring, exit and consolidation expenses	375,000	—
Depreciation and amortization	414,000	290,000

EBITDA	$(370,000)	$(308,000)

Segmentz, Inc.

Balance Sheet

June 30, 2005 (Unaudited)

Assets
Current assets:
Cash and cash equivalents	$708,000
Accounts receivable, net of allowance of $578,000	5,160,000
Prepaid expenses	247,000
Other current assets	915,000

Total current assets	7,030,000

Property and equipment, net of accumulated depreciation	2,845,000
Long-lived assets to be disposed of by sale	340,000
Goodwill	1,759,000
Identified intangible assets	4,848,000
Loans and advances	101,000
Other long term assets	1,942,000

$18,865,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,490,000
Accrued salaries and wages	583,000
Accrued expenses, other	1,413,000
Line of credit	2,307,000
Short-term portion of long-term debt	436,000
Other current liabilities	28,000

Total current liabilities	6,257,000

Notes payable and capital leases	904,000
Liabilities to be assumed by sale	140,000
Other long-term liabilities	57,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding
Common stock, $.001 par value; 100,000,000 shares authorized; 26,730,034 shares issued and outstanding	27,000
Additional paid-in capital	20,471,000
Accumulated deficit	(8,991,000)

Total stockholders’ equity	11,507,000

$18,865,000

Segmentz, Inc.

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Operating revenue	$10,290,000	$7,568,000	$20,639,000	$14,189,000

	10,290,000	7,568,000	20,639,000	14,189,000

Expenses:
Operating expenses	8,057,000	6,219,000	16,435,000	11,690,000

Gross profit	2,233,000	1,349,000	4,204,000	2,499,000

Sales, general and administrative expenses	2,903,000	1,947,000	5,912,000	3,650,000
Restructuring, exit and consolidation expense	375,000		3,958,000

Total sales, general and administrative expense	3,278,000	1,947,000	9,870,000	3,650,000

Other expense	114,000		119,000
Interest expense	52,000	11,000	76,000	82,000

	3,444,000	1,958,000	10,065,000	3,732,000

Loss before tax benefit	(1,211,000)	(609,000)	(5,861,000)	(1,233,000)

Income tax benefit provision		(215,000)		(435,000)

Net loss	$(1,211,000)	$(394,000)	$(5,861,000)	$(798,000)

Basic loss per common share	$(.05)	$(.02)	$(.22)	$(.04)

Basic weighted average common shares outstanding	26,730,034	23,960,827	26,717,672	21,443,788

Diluted loss per common share	$(.05)	$(.02)	$(.22)	$(.04)

Diluted weighted average common shares outstanding	26,730,034	23,960,827	26,717,672	21,443,788